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                                                                     Exhibit 2.1


               AMENDMENT TO STOCK AND ASSET ACQUISITION AGREEMENT

      This Amendment dated effective as of February 6, 2004 is entered into by and among ClearBlue Technologies, Inc., a Delaware corporation (the "Transferor") and NaviSite, Inc., a Delaware corporation (the "Transferee"), and the wholly-owned subsidiaries of the Transferor set forth on the signature pages hereto (collectively, the "Deferred Entities") and amends that certain Stock and Asset Acquisition Agreement dated as of August 8, 2003 by and among the Transferor, Transferee and each of the Deferred Entities (the "Agreement"). Capitalized terms used but not otherwise defined in this Amendment have the meaning ascribed thereto in the Agreement.

            WHEREAS, under the terms of the Agreement, Transferor agreed that upon the six month anniversary of the Closing Date, Transferor would sell, transfer, convey, assign and deliver to the Transferee the Deferred Shares, under certain conditions, without any additional consideration therefore.

            WHEREAS, Transferor and Transferee have agreed to amend the Agreement so as to enable Transferor to effect the Transfer of the Deferred Shares to Transferee on or before August 8, 2005 (the "Transfer Date") in exchange for Transferee's agreement to operate and manage the Deferred Entities until the Transfer Date in a manner consistent with Section 1.01(c) of the Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Amendment. The first sentence of Section 1.01(c) of the Agreement is deleted in its entirety and replaced with the following sentences:

      "On or before August 8, 2005, the Transferor shall sell, transfer, convey, assign and deliver to the Transferee (the "Deferred Shares Transfer Date"), and the Transferee shall purchase, acquire and accept from the Transferor, the Deferred Shares, without additional consideration therefore, provided, however, that the Transferee may notify Transferor in writing at any time prior to August 8, 2005 that Transferee has opted not to acquire all or any one of the Deferred Entities. On the 30th day following the receipt of such notice, the Transferor shall become responsible for the management and operation of all the Non-Acquired Entities and any and all obligations of the Transferee under Section 1.01(c) of the Agreement to manage and operate any of the Deferred Entities identified by the Transferee in the notice as a Non-Acquired Entity shall cease and become null and void."

      2. No Other Amendments. Except as expressly set forth herein, the Agreement shall continue in full force and effect without alteration or amendment.
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      3. Validity and Binding Effect. Each party represents, warrants and confirms that this Amendment is a valid, legal and binding obligation of such party enforceable in accordance with its terms and that the Agreement is in full force and effect and has not been supplemented, modified or otherwise amended, cancelled or terminated, except pursuant to this Amendment.

      4. Amendments. This Amendment and the Agreement may not be further amended except by as provided in Section 14(a) of the Agreement.

      5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.


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      IN WITNESS WHEREOF, Transferor, Transferee and each of the Deferred
Entities, intending to be legally bound hereby, have executed this First Amendment as of the day and year first written above.

TRANSFEROR:

CLEARBLUE TECHNOLOGIES, INC.


By: /s/ Arthur Becker
    ---------------------
    Name: Arthur Becker
    Title: President



TRANSFEREE:

NAVISITE, INC.


By: /s/ Jim Pluntze
    ---------------------
    Name: Jim Pluntze
    Title: CFO



DEFERRED ENTITIES:

CLEARBLUE TECHNOLOGIES/NEW YORK, INC.


By: /s/ Arthur Becker
    ---------------------
    Name: Arthur Becker
    Title: President



CLEARBLUE TECHNOLOGIES/SANTA CLARA, INC.


By: /s/ Arthur Becker
    ---------------------
    Name: Arthur Becker
    Title: President

CLEARBLUE TECHNOLOGIES/DALLAS, INC.


By: /s/ Arthur Becker
    ---------------------
    Name: Arthur Becker
    Title: President



CLEARBLUE TECHNOLOGIES/SAN FRANCISCO, INC.


By: /s/ Arthur Becker
    ---------------------
    Name: Arthur Becker
    Title: President


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